北京BEIJING·上海SHANGHAI·深圳SHENZHEN·香港HONG KONG·广州GUANGZHOU·西安XI’AN

Date: July 14, 2025

SMART LOGISTICS GLOBAL LIMITED

UNIT 702, LEVEL 7, CORE B, CYBERPORT 3

100 CYBERPORT ROAD

POKFULAM, HONG KONG 999077

.

Dear Sirs,

Re:  SMART LOGISTICS GLOBAL LIMITED (the “Company”)

We have acted as counsel to Smart Logistics Global Limited (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of 1,000,000 ordinary shares, par value HK$0.0001 per share (the “Ordinary Shares”), of the Company, plus an option to issue up to additional 150,000 Ordinary Shares to be offered by the Company pursuant to the offering to cover the over-allotment option to be granted to the underwriters.

We consent to the use of this consent and the references to our firm as the Company’s PRC counsel in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

Jia Yuan Law Offices

_/s/ Du Qian__________________________

Name: Du Qian

Title: Partner